June 26, 2026

Andrew Senn

Dear Andrew,

As we’ve discussed, we are very pleased to offer you the position of President, Growth and Innovation, working from our Plymouth location. The duties of this role include company-wide responsibility for R&D, Commercial, Marketing, and Corporate Development. In this position, you will be reporting directly to Payman Khales, President and Chief Executive Officer. In this role, you will be a member of the Company’s Executive Leadership Team. Your targeted start date in this new role will be June 29, 2026. The general terms of your employment offer are described below. The terms of this offer are subject to the approval by Integer’s Compensation and Organization Committee of the Board of Directors.

You agree to the best of your ability and experience that you will, at all times, loyally and conscientiously perform all of the duties and obligations required of the position, which shall be consistent with those customarily performed by the President, Growth and Innovation and will abide fully with the Company’s Code of Ethics.

During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly, or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation, without the Company’s prior written consent.

Compensation, Hours of Work, and Benefits
Associates of Integer are provided with opportunities to be recognized and rewarded based on individual and Company performance. The Company also provides a variety of benefits to its Associates. The Company reserves the right in its sole discretion to modify prospectively the compensation and benefits provided.

BASE COMPENSATION: Your starting compensation will be $20,000 payable bi-weekly on Fridays, which is equivalent to $520,000 USD annually, less appropriate deductions for taxes and other amounts as agreed or as required by law to be withheld.
As an exempt salaried associate, there are no set hours for your position. However, you are generally expected to observe our regular business hours which are 8:00 a.m. to 5:00 p.m., Monday through Friday. Associates in exempt positions are expected to work the hours necessary to complete assignments on a schedule that satisfies the requirements and responsibilities of the job. Associates in exempt positions are not entitled to compensation for hours in excess of 40 in a workweek.
SHORT TERM INCENTIVE (STI) PLAN: Your position continues to be eligible to participate in the Company’s Short-Term Incentive (“STI”) program and will be prorated based upon your eligible earnings. Your 2026 STI target is 70% of your total eligible earnings for the plan year. Integer STI Plan awards are subject to approval by the Board of Directors and are reviewed annually.
ANNUAL LONG-TERM INCENTIVE (LTI) PLAN: Your position continues to be eligible to participate in the Company’s annual Long-Term Incentive (“LTI”) program. The next annual LTI awards are expected to be granted in January 2027, subject to approval by the Company’s Compensation and Organization Committee.
PAID TIME OFF: You will be eligible to receive Paid Time Off (PTO) in accordance with the company’s PTO policy.
BENEFITS: Subject to the terms and conditions of eligibility, you will be eligible to participate in the Integer benefit and wellness plans. Such benefits currently include medical, dental and vision coverage, a 401(k) plan, life and disability insurance coverage, Section 125 Flexible Spending Plan and other exciting wellness programs.
EXECUTIVE STOCK OWNERSHIP GUIDELINES: Integer Holdings Corporation maintains executive stock ownership guidelines, designed to align the interests of its executives with shareholders.

Additionally, you will be eligible for the following Executive Benefits.

EXECUTIVE LIFE INSURANCE: At the Company’s expense and subject to you meeting the underwriters’ insurability standards, term life insurance with a total face value of $1,000,000, with the death beneficiary designated by you.
EXECUTIVE LONG-TERM DISABILITY: Participation in the Executive long-term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years).
EXECUTIVE PHYSICAL EXAMINATION: Consistent with our interest in you maintaining your personal health, eligibility for the key management Physical Examination Program.
401(k) RESTORATION PLAN: This benefit allows you to defer compensation and receive the Company matching contribution on earnings above the IRS limits for qualified 401(k) plans.
DIRECTOR AND OFFICER LIABILTY AND FIDUCIARY INSURANCE: You will be covered by the Company’s Director and Officer Liability Insurance policies. In addition, you will be covered by the Company’s fiduciary liability insurance for any service related to employee benefit plans.
All plans, policies and programs described in this section are subject to change at any time at the sole discretion of the Company.
Reimbursement of Expenses
You will be reimbursed for reasonable expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related business travel, hotel and meal expenses.

Change of Control
If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement between you and the Company, dated May 22, 2026, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

Termination of Employment
If at any time during your employment the Company terminates your employment for any reason other than Cause or Disability, you will, subject to the terms and conditions described in this paragraph, receive a severance benefit, payable in a single lump sum cash payment, that is equal to the sum of one year of your current base salary at the time of your termination of employment and the amount the Company reasonably anticipates it would otherwise have contributed to the Company’s medical plan on your behalf for the 12 months following the date of termination, less applicable tax withholdings. As a condition of receipt of the severance benefit, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of termination of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein. If you timely provide an effective Separation Agreement and Release to the Company, the severance benefit will be paid on the 60th day following your termination of employment. Notwithstanding the foregoing, no severance benefit will be paid under this paragraph if a severance benefit is payable under the Change of Control Agreement.

If your employment is terminated for Cause or Disability (as hereinafter defined), you will not be eligible for the severance benefit. “Cause” means a material breach of this letter, gross negligence, or willful misconduct in the performance of your duties, dishonesty to the Company, the commission of a felony that results in a conviction of law, or a material violation of the written policies of the Company. “Disability” means a disability that would qualify as such under the Company’s long-term disability plan.

Code Section 409A Compliance

It is intended that all terms and payments under this letter comply with and be administered in accordance with Section 409A of the Internal Revenue Code (the “Code”) so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this letter that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary, to comply with Code Section 409A. If payment or provision of any amount or benefit under this letter at the time specified would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The Company will, to the extent reasonably possible, amend this letter in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that no amendment is required if such amendment would change the amount payable by the Company under this letter.

Notwithstanding any other provision of the letter, if it is determined that you are a Specified Employee and that any amount or benefit payable under this letter (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a separation from service, then the amount or benefit will not be paid (or begin to be paid) prior to the date that is six months after the date of your separation from service (or, if earlier, your date of death). Payment of any amount or benefit to which you would otherwise be entitled during the first six months following the date of your separation from service will be accumulated and paid on the day that is six months after the date of your separation from service. For purposes of this letter, a “Specified Employee” is an individual who is determined to be a “specified employee” within the meaning of Code Section 409A.

Any reimbursement of expenses or in-kind benefits provided under this letter subject to, and not exempt from, Code Section 409A will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid on or before the last day of the calendar year following the calendar year in which the expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

At-Will Employment
Your employment with the Company will be “at will,” meaning that either you or the Company can terminate your employment at any time, with or without cause, reason, or notice.

To accept, please sign and return this form to me.

Please do not hesitate to contact us if you have any questions.

Sincerely,

/s/ Payman Khales

Payman Khales
President and Chief Executive Officer

Understood, agreed, and acknowledged

/s/ Andrew Senn                    6/26/26
Andrew Senn                        Date